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                                                                       EXHIBIT 5


Scientific-Atlanta, Inc.  One Technology Parkway, South  Telephone: 770 903-4623
Corporate Legal           Norcross, GA  30092-2967       Fax: 770 903-4751
Office of General Counsel

William E. Eason, Jr.
Senior Vice President
General Counsel


November 8, 1995



Scientific-Atlanta, Inc.
One Technology Parkway, South
Norcross, Georgia  30092

Re:      Scientific-Atlanta, Inc.
         Stock Plan For Non-Employee Directors
         Registration Statement Form S-8

Ladies and Gentlemen:

As General Counsel of Scientific-Atlanta, Inc., a Georgia corporation (the "Company"), I am furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 100,000 shares of the Company's common stock, par value $0.50 per share (the "Common Stock"), for issuance under the Company's Stock Plan For Non-Employee Directors pursuant to stock awards to be granted by the Company and elective grants by the Non-Employee Directors of the Company to receive all or a portion of their quarterly compensation in the form of shares.

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, I am of the opinion that the 100,000 shares covered by such Registration Statement, when issued in accordance with the terms of the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Respectfully submitted,

/s/ William E. Eason, Jr.

William E. Eason, Jr.